Exhibit 4.73

Termination Agreement

This Agreement is executed on 25 October 2005 by and between:

Party A: Whole Win Investments Limited (“Party A”)

Registered Address: P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands

Party B: Pu Dongwan (“Party B”)

Address: 1101 #, Unit 3, No.9 Building, Wan Liu Xing Biao Homestead, Haidian District, Beijing

Whereas:

1. Party A and Party B reached a Trust Deed relating to the equity interest in Beijing Lei Ting Wan Jun Network Technology Company Limited held by Party B (hereinafter referred to as the “Trust Deed”) on 19 November 2004.

2. Party A and Party B wish to terminate the said Trust Deed.

Now therefore, the Parties agree as follows:

1.	Party Aand Party B agree to terminate the Trust Deed which shall automatically become invalid upon the effective date of this Agreement.

2.	Upon the date when the Trust Deed becomes invalid, the rights and obligations of Party A and Party B under the Trust Deed shall be terminated accordingly.

3.	This Agreement shall take effect upon its execution.

4.	This Agreement shall be governed by the PRC laws.

5.	This Agreement is made in two copies, each held by one Party.

Party A: Whole Win Investments Limited

Authorized Representative:	/s/ Fan Tai
Name:	Fan Tai
Title:	Authorized Representative

Party B: Pu Dongwan

Signature:	/s/ Pu Dongwan

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